                                                                     EXHIBIT 2.1




                  STOCK PURCHASE AND NOTE ASSIGNMENT AGREEMENT

                         Dated as of September 29, 2000

                                      Among

                         SPRUCE MACINTYRE HOLDING CORP.

                                       And

       P.W. Stephens Environmental, Inc., P.W. Stephens Contractors, Inc.,
           P.W. Stephens Services, Inc., P.W. Stephens Northwest, Inc.
                       and U.S. Industrial Services, Inc.








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                                                                     EXHIBIT 2.1


                  STOCK PURCHASE AND NOTE ASSIGNMENT AGREEMENT


     STOCK PURCHASE AND NOTE ASSIGNMENT AGREEMENT, dated as of September 29, 2000, among Spruce MacIntyre Holding Corp., a Nevada corporation ("Buyer"), P.W. Stephens Environmental, Inc., a Missouri corporation ("PWE"), P.W. Stephens Contractors, Inc., a Missouri corporation ("PWC"), P.W. Stephens Services, Inc., a Missouri corporation ("PWS") and P.W. Stephens Northwest, Inc., a Oregon corporation ("PWN" and together with PWE, PWC and PWN collectively the "Targets" and each individually a "Target") and U.S. Industrial Services, Inc., a Delaware corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is the record and beneficial owner of the following shares of stock of PWC, PWE, PWS and PWN constituting all of the issued and outstanding shares of stock of the Targets or other ownership interest therein (collectively the "Seller Shares"):

TARGET         COMMON SHARES          PREFERRED SHARES          PAR VALUE
                                                                COMMON/PREF.

 PWE                200                      0                    $1.00/
 PWC                200                      0                    $.25/$50
 PWS                200                      0                    $.25
 PWN                200                      0                    No Par

     WHEREAS, the Seller desires to sell all Seller Shares to the Buyer and Buyer desires to acquire all of the Seller Shares through such Sale, each on the terms and subject to the conditions contained herein (the "Sale"); and

     WHEREAS, the Seller wishes to assign for value, the Seller's interest in the Note and the Loan Documents, as hereinafter defined, and any payment and performance obligations evidenced thereby; and

         WHEREAS, the Buyer desires to become an assignee for value of the Seller's interest in the Note and the Loan Documents and any payment and performance obligations evidenced thereby; and

         WHEREAS, the Boards of Directors of the Targets and the Buyer and the Board of Directors and the shareholders of the Seller holding at least sixty six percent of its issued and outstanding shares of stock, respectively, have determined that the transactions contemplated by this Agreement (the "Transactions") are in the best interests of the Targets and the Seller and have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

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                                                                     EXHIBIT 2.1


                                   DEFINITIONS

As used in this Agreement, the terms identified on Exhibit "A" shall have the meaning specified or referred to on that Exhibit "A" (terms defined in the singular shall have the correlative meaning in the plural and vice versa).


                                    ARTICLE I
                          SALE OF SELLER SHARES/CLOSING

1.1 SALE OF SELLER SHARES/ASSIGNMENT OF NOTE/CLOSING. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller all right, title and interest in and to (i) the Seller Shares free and clear of any Lien and (ii) all of the Seller's right, title and interest in and to the Note and the Loan Documents, free and clear of any Lien, together with all payment and performance obligations evidenced by the Loan Documents. The Closing of the Transactions shall take place at 10:00 a.m. on September 29, 2000 at the offices of Buyer. All payments of principal and interest, any late charges, prepayment fees or premiums, and all other sums paid under the Note or Loan Documents prior to the date of this Agreement shall be the property of the Seller. All payments of principal and interest, any late charges, prepayment fees or premiums, or other sums paid, under the Note or the Loan Documents on or after the date of this Agreement, whether or not due prior to or on the date hereof, shall be the property of the Buyer.

1.2 CONVEYANCE. Such conveyance, assignment, transfer and delivery shall be effected by delivery by the Seller to Buyer of (i) Certificates, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Seller Shares to Buyer, free and clear of any and all Liens and
(ii) (a) the original of the Note or, if an original promissory note is lost or otherwise not in the Seller's possession, an affidavit of lost instrument, together with a copy of such promissory note, endorsed to the Buyer on the face thereof; and, (b) the original of all other items listed on Schedule A, if any;
(c) and an Assignment of Note and/or Instruments, duly executed by the Seller, substantially in the form attached hereto as Schedule 1.2; (d) such assignment(s) of financing statements or other evidence of any lien or security interest in any asset of any Obligor or other party to secure the payment of the Note, if any, prepared by the Buyer on such forms as the Buyer deems appropriate. At the Closing, against payment of the Purchase Price, the Seller will delivery the afore-noted certificates and instruments to the Buyer.

1.3 CONSIDERATION. The Purchase Price for the Seller Shares and the assignment of the Note shall be the sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) and shall be provided at the Closing against delivery of the Seller Shares and the other documents and instruments listed or identified in schedule 1.2, by the Buyer delivering to Seller $100,000 and the Purchase Note; the obligations of Buyer under the Note shall be (i) secured by the grant of a security interest in all of the personal property assets of the Targets and the Buyer pursuant to a security agreement in the form attached hereto as Exhibit "E", (ii) a pledge by Buyer of the Seller Shares pursuant to the terms of that form of Pledge Agreement attached as Exhibit "F", (iii) the payment of the same shall be guaranteed by (a) the Borrower pursuant to the terms of that form of Limited Guarantee attached as Exhibit "G" and (b) Spruce MacIntyre Corporation pursuant to the terms of that form of Guarantee attached as Exhibit "I", and
(iv) Spruce MacIntyre Corporation's obligations to Lender under that form of Guarantee attached hereto as Exhibit "I" shall be secured by a grant of a security interest in all of the personal property assets





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                                                                     EXHIBIT 2.1


of Spruce MacIntyre Corporation pursuant to a security agreement in the form attached hereto as Exhibit "E".

1.4 FURTHER ASSURANCES. The Seller and the Buyer shall execute and deliver to the other all such documents, and take such further actions as the other may reasonably deem necessary from time to time, to effect the assignment of the Note and the Loan Documents and the transfer of the Seller Shares in accordance with the terms of this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE TARGETS
                                 AND THE SELLER

The Seller does hereby represent, warrant and covenant to the Buyer singularly and for the benefit of the Targets, after the Closing, and the Targets do each hereby represent, warrant and covenant to the Buyer, all such representations, warranties and covenants being effective as of the date of this Agreement and again at Closing, as follows:

2.1 ORGANIZATION AND STANDING/SUBSIDIARY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and to the actual knowledge of the Seller, each Target is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, the Seller is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. True, accurate and complete copies of the Seller's Certificate of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Buyer. All such organizational documents are in full force and effect. To the actual knowledge of the Seller each of the Targets is not in violation of its organizational documents and the copies of all such documents and leases, instruments, contracts, material note, bond, mortgage, indenture, lease, license, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement, certificates or other documents which have been delivered or otherwise been made available to the Buyer in connection with the transactions contemplated hereby are complete and accurate and are true and correct copies of the originals thereof. , based exclusively on the actual knowledge of the Seller.

2.2 POWER AND AUTHORITY. The Seller has all requisite right, power and authority to own, lease and operate and to carry on its business as its business is now being conducted and to execute and deliver this Agreement and to perform all of its obligations under this Agreement. This Agreement and all attachments hereto to which the Seller is a party and all other instruments delivered by the Seller in connection with the consummation of the transactions contemplated hereby constitute the valid and binding obligation of the Seller, enforceable against it in accordance with its terms. To the actual knowledge of the Seller,
(i) each of the Targets has all requisite right, power and authority to own, lease and operate and to carry on its business as its business is now being conducted and to execute and deliver this Agreement and to perform all of its obligations under this Agreement and (ii) this Agreement constitutes the valid and binding obligation of each of the Targets, enforceable against them (and each of them) in accordance with its terms.





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                                                                     EXHIBIT 2.1


2.3 NO CONFLICTS/CONSENTS. Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby (either at the Closing or with notice or lapse of time) will violate, conflict with, result in a breach of, constitute a default under, accelerate the performance required by, result in a right of termination or acceleration, or result in the creation of any material lien, security interest, charge or encumbrance upon any of its properties or assets under (i) the Seller' Certificate of Incorporation or Bylaws, (ii) any agreement, instrument or obligation to which the Seller is a party or by which it may be bound or its properties subject or (iii) any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its respective properties or assets. No consent, approval or other action of any third party is required to be obtained by the Seller in connection with the transactions contemplated in this Agreement. To the actual knowledge of the Seller, (i) neither the execution and delivery of this Agreement by any of the Targets nor the consummation by any of the Targets of the transactions contemplated hereby (either at the Closing or with notice or lapse of time) will violate, conflict with, result in a breach of, constitute a default under, accelerate the performance required by, result in a right of termination or acceleration, or result in the creation of any material lien, security interest, charge or encumbrance upon any of its properties or assets under (a) each of the Targets' Certificate of Incorporation or Bylaws, (b) any agreement, instrument or obligation to which any of the Targets is a party or by which it may be bound or its properties subject or (iii) any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to any of the Targets or any of their respective properties or assets.

2.4 FINANCIAL STATEMENTS. (i) To the Actual Knowledge of the Seller, the Balance Sheet and Financial Statements fairly presented the financial position of the Seller (inclusive of the operations of the Targets as of the dates thereof) and/or, as applicable, fairly presented the results of operations of the Seller (inclusive of the operations of the Targets as of the dates thereof) for the periods indicated thereon. (ii) To the actual knowledge of the Seller, no Target has any liability or obligation, either accrued, absolute, contingent or otherwise except as clearly set forth on the Balance Sheet as of such date.
(iii) The Seller has no liabilities or obligations, either accrued, absolute, contingent or otherwise with respect to any of the Targets, except as clearly set forth on the Balance Sheet and/or Financial Statement as of such date. Notwithstanding any other provision hereof, the Seller's sole liability to the Buyer in connection with a breach of the representation, warranty and covenant contained in (iii) of this section 2.4 shall be to void any such obligation of the Target to the Seller and forgive the same ab initio.

2.5 TITLE AND RELATED MATTERS. To the actual knowledge of the Seller, each Target is the lawful owner of, and has good and marketable title to, all properties which it purports to own, all assets which are reflected on the Balance Sheet except for properties sold, consumed or otherwise disposed of by that Target in the ordinary course of that Target's business since the date of the Balance Sheet, and such properties are free and clear of all encumbrances except for (a) encumbrances listed on Schedule 2.5, (b) liens for current taxes not yet due and payable; and (c) encumbrances to secure indebtedness reflected on the Financial Statements or indebtedness incurred in the ordinary course of business after the date thereof. To the actual knowledge of the Seller and subject to the other provisions of this Section 2, there is no significant asset used or required by any Target in the conduct of the Business, including all trade names, logos, trademarks and service marks which comprise the name, "P.W. Stephens", heretofore used by the Targets which is not owned and or leased by one or more of the Targets.

2.6 LITIGATION AND OTHER PROCEEDINGS. Other than the "Liberty Complaint (as defined in Section 7.7), the Seller is not a party to any pending or to its actual knowledge threatened claim, action, suit, investigation or proceeding, nor is it subject to any order, judgment or decree that relate to or affect the proposed transaction hereunder.



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                                                                     EXHIBIT 2.1


2.7 BROKERS AND FINDERS. The Seller has not employed, directly or indirectly for the Seller or the Targets' benefit, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for any of the Targets or Seller in connection with this Agreement or the transactions contemplated hereby.

2.8 CONTINUATION OF BUSINESS. The Seller knows of no reason why the business of the Targets will not continue on in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto. The Seller will use its best efforts to cause the customers, employees, agents, and independent contractors who have performed services or purchased product as a part of the business of any of the Targets in the past to continue to do so following the Closing.

2.9 TAX MATTERS. Without limiting any other provision hereof, the Seller does hereby represent, warrant and agree, for the benefit of the Buyer at all times after the Closing that (i) to the actual knowledge of the Seller, Tax Returns filed on behalf of the Seller for all periods ending on or before September 30, 1998 that are or were required to be filed, have been filed in accordance with the laws, regulations and administrative requirement of each Governmental Authority; (ii) to the actual knowledge of the Seller, either payment or provision for payment of all Taxes as evidenced by these Tax Returns for FYE 1998 and all prior periods has been made; (iii) to the actual knowledge of the Seller, nothing has come to the attention of the Seller that would lead it to believe that the Tax Returns for FYE 1998 and any prior period with respect to the Seller or any Target is not true, correct, complete and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the tax payer and any other information required to be shown therein; and (iv) to the actual knowledge of the Seller nothing has come to the attention of the Seller that would lead it to believe that the "net operating losses" carried on the Tax Returns for FYE 1998 and any prior period are not true and accurate. Seller is not a foreign person as defined in the Internal Revenue Code. In accordance with section 3.9 of this Agreement, Seller shall (i) work and cooperate with Buyer in the preparation and filing of consolidated tax returns for the Targets and Seller for FYE 1999 and 2000, (ii) provide the Buyer and its accountants and tax advisers with all information concerning the Seller and its operations during the applicable period that is necessary for the preparation and/or filing of Tax Returns for these periods and (iii) cause these Tax Returns to be executed by a duly authorized officer of the Seller.

2.10 FULL DISCLOSURE. Subject to the obligations of the Buyer under section 3.9, hereof, no representation or warranty of the Seller in this Article III (including the information provided to the Buyer included with the Schedules or attached to this Agreement), when read together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

2.11 CAPITALIZATION OF THE COMPANY. As of the date hereof, the entire authorized capital stock of each of the Targets of every class and series consists of the following:

TARGET   SHS AUTHORIZED   SHS ISSUED     TREASURY SHARES   PAR VALUE
          COMMON/PREF.   COMMON/PREF       COMMON/PREF.   COMMON/PREF.

 PWE        10,000           200/0          None/None       $1.00/
 PWS       430,000           200/0          None/None       $.25/$50
 PWN        10,000           200/0          None/None       No Par/
 PWC        30,000           200/0          None/None       $.25




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                                                                     EXHIBIT 2.1

All (i) such issued shares are validly issued and outstanding, (ii) such outstanding shares are fully paid and nonassessable; (iii) such outstanding shares are held by the Seller and (iv) such outstanding shares are duly authorized and free of any preemptive rights in respect thereto. There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character binding on any of the Targets with respect to the issued or unissued capital stock of any of the Targets or obligating any of the Targets to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of, or other equity interests in, any of the Targets or securities convertible into or exchangeable for such shares, or equity interests, or obligating any of the Targets to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement. There are no contractual obligations of any of the Targets to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Targets. After the date hereof, no additional Seller Shares will have been issued. There are no voting trusts, proxies or other agreements or understandings to which any of the Targets or any owner of any of the shares are ownership interest of any of the Targets is a party or is bound with respect to voting any shares of capital stock of any of the Targets. The Seller has filed lost share certificates with each Target and received a certificate for 200 shares of common stock from each Target.

2.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. To the actual knowledge of the Seller, prior to June 23, 1999, each of the Targets conducted its businesses only in the ordinary and usual course, and there has not been any change or development, or combination of changes or developments, which has had or is likely to have a materially adverse effect upon (a) the business, properties, financial condition or results of operations of any of the Targets, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby.

2.13 AFFILIATE TRANSACTIONS. To the actual knowledge of the Seller, the Balance Sheet and Financial Statements identify all reportable transactions from 1995 through June 23, 1999 between any of the Targets, on the one hand, and any current or former director or officer of any of the Targets or any such director's or officer's Affiliates known as such to any of the Targets, or any entity known as such to any of the Targets, in which any such director, officer or Affiliate has a direct or indirect material interest, other than the Agreement, standard employment agreements or arrangements and employee benefit plans.

2.14 SELLER SHARE OWNERSHIP. The Seller hereby represents, warrants and covenants to Buyer, singularly and for the benefit of the Targets after the Closing, that the Seller is the owner of record and beneficially of all issued and outstanding shares of capital stock of each Target or equity or other ownership interest in each of the Targets of any nature. The Seller Shares, as defined herein, include and encompass all issued and outstanding shares of capital stock of each Target or equity or other ownership interest in each of the Targets of any nature. At the Closing the Seller shall transfer to Buyer good and marketable title to the Seller Shares, free and clear of any and all security interests, Liens, encumbrances, proxies and voting or other agreements, except restrictions on transfer imposed by applicable federal and state securities laws. The delivery to Buyer of the Certificates and the payment of the Purchase Price by delivery of the Purchase Note will transfer to Buyer record and beneficial ownership of and good and valid title to the Seller Shares and ownership of all of the issued and outstanding capital stock of or other ownership interest in each of the Targets, free and clear of all Liens.

2.15 NOTE REPRESENTATIONS. The Seller is the owner of an undivided legal and equitable interest in and to the Note and the Loan Documents, and the Seller has not previously assigned the Note and the Loan Documents, in whole or in part, to any other person or entity. The Seller has good and





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                                                                     EXHIBIT 2.1


marketable title to the Note and the Loan Documents, free and clear of any and all security interests, liens, Claims, encumbrances, assignments or other agreements. The delivery to Seller of the Assignment upon the payment of the Purchase Price in accordance with section 1.3, hereof, will transfer to Seller ownership of and good and valid title to the Note and the Loan Documents, free and clear of all security interests, liens, Claims, encumbrances, assignments or other agreements. The Loan Balance of the Note as of September 29, 2000 is $1,323,340.14. The Note and the Loan Documents constitute the valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with their terms. The Obligor had all requisite right, power and authority to execute and deliver the Note and the Loan Documents and to perform all of its or their obligations under the Note and/or the Loan Documents. Notwithstanding the foregoing, Seller makes no representation or warranty as to: (i) the ability of any Obligor to pay any sum due or to become due under the Note or the Loan Documents; (ii) the financial condition of any Obligor; (iii) the existence, value or condition of any collateral or (iv) or the accuracy, completeness or reliability of any reports or other information prepared by third-parties.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents, warrants, covenants and agrees with the Seller as follows:

3.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

3.2 POWER AND AUTHORITY. Buyer has all requisite right, power and authority to own, lease and operate and to carry on its business as its business is now being conducted. This Agreement and all attachments hereto to which the Seller is a party and all other instruments delivered by the Seller in connection with the consummation of the transactions contemplated hereby and the obligations of the Buyer under the Purchase Note constitute the valid and binding obligation of the Seller, enforceable against it in accordance with its terms. constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. The Buyer has all requisite right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement.

3.3 NO CONFLICTS. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby (either at the Closing or with notice or lapse of time) will violate, conflict with, result in a breach of, constitute a default under, accelerate the performance required by, result in a right of termination or acceleration, or result in the creation of any material lien, security interest, charge or encumbrance upon any of its assets under (i) the Buyer's Certificate of Incorporation or Bylaws, (ii) any agreement, instrument or obligation to which the Buyer is a party or by which it may be bound or its properties subject or
(iii) any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its respective properties or assets.

3.4 BROKERS AND FINDERS. The Buyer agrees that there are no finders, brokers or other intermediaries to whom a fee or commission may be payable by the Seller upon the Closing. Irrespective of Article X, hereof, the Buyer shall indemnify and hold the Seller harmless from and against any




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                                                                     EXHIBIT 2.1

liability for commissions or other fees from any other third party claiming through the indemnifying party and each of the Targets harmless from and against any liability for commissions or other fees from any other third party claiming through the indemnifying party prior to the Closing.

3.6 CONSENTS TO CONSUMMATION. No consent, approval or other action of any third party is required to be obtained by the Buyer in connection with the transactions contemplated in this Agreement.

3.7 LITIGATION AND OTHER PROCEEDINGS. The Buyer is not a party to any pending or threatened claim, action, suit, investigation or proceeding, nor is it subject to any order, judgment or decree, except for matters which, in the aggregate, would not have or cannot reasonably be expected to have, a material adverse effect on the financial condition, results of operation or business of the Buyer, and none that would relate to or affect the proposed transaction hereunder.

3.8 TAXES RETURNS Subject to the obligation of the Seller to assist in such effort, the Buyer shall cause consolidated Tax Returns with respect to all applicable Federal and state income Taxes for the Targets and the Seller for FYE 1999 and 2000 to be filed with the appropriate taxing authority. Buyer may deduct the cost of preparing these Tax Returns including the cost of accountants and tax advisers from the payment under the Purchase Note, up to a maximum of $20,000.00.

3.9 TAX PAYMENTS On or before the Maturity Date of the Purchase Note, the Seller shall cause the Targets to discharge and pay all Taxes rising out of or related to the operation of the Targets from June 23, 1999 through September 30, 2000.

3.10 FULL DISCLOSURE. No representation or warranty of the Buyer in this Article V (including the information provided to the Seller, included with the Schedules or attached to this Agreement), when read together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

3.11 NOTE REPRESENTATIONS. The Buyer acknowledges and agrees that this Agreement is not contingent upon the Buyer obtaining any financing of any part of the Purchase Price from a third party. The Buyer is an "Accredited Investor" as that term is defined by the Securities Act of 1933.


                                   ARTICLE IV
                       COVENANTS AND ADDITIONAL AGREEMENTS

4.1 CONTINUATION OF MANAGEMENT AGREEMENT. Between the date hereof and the Closing Date, the Targets shall not and the Seller shall not and shall not cause the Targets to take any action with respect to the Targets prior to the Closing Date or in violation of the terms and provisions of the Management Agreement, including, but not limited to: (i) making any change in any Targets Articles of Incorporation or By-laws or issue any additional shares of Target Capital Stock, equity securities or any right or entitlement to acquire the same; (ii) make any material change in the conduct of any Targets' business and operations or enter into any transaction without the consent of the Operator under the Management Agreement, (iii) declare, set aside or pay any dividends, other distributions, fees or payments to any Affiliates in respect of any shares of any Targets Capital; or (iv) take any action (a) resulting in the operation of the Targets in a manner inconsistent with their method of operation under




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                                                                     EXHIBIT 2.1


the terms of the Management Agreement or (b) with respect to the Targets which is not approved by the Operator under the Management Agreement. Contemporaneously with the execution hereof, the Seller and Buyer shall execute and deliver or cause to be executed and delivered general releases in the form attached hereto as Exhibit "H" to the Escrow Agent. Upon payment in full of the Purchase Note or otherwise at the instruction of the Seller, the Escrow Agent shall deliver the general releases to the Buyer and Seller and the other signatories or releasees, respectively. Immediately following the Closing each Target shall terminate the Management Agreement without obligation from the Targets to Spruce MacIntyre Corporation for any termination fee.

4.2 NEGOTIATIONS. Without limiting the duties and obligations of the Targets and/or the Seller under the Management Agreement, until the earlier of the termination of the Management Agreement or the Closing Date, neither the Seller, nor the Targets, nor their officers, directors, employees, advisors, agents, representatives, Affiliates or anyone acting on behalf of the Seller, the Targets or such persons, shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than Buyer, its representatives, the Targets' affiliates, officers, directors, employees, and representatives in the ordinary course) concerning any merger, sale of assets (other than in the ordinary course of business), purchase or sale of shares of capital stock, business combinations, joint ventures or similar transaction involving the Targets. The Seller shall promptly communicate to Buyer any serious inquiries or communications concerning any such transaction (including the identity of any person making such inquiry or communication) which the Seller or its officers, directors, employees, advisors, agents, representatives, Affiliates or anyone acting on its behalf may become aware.

4.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to (i) use its reasonable best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; (ii) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including Governmental Entities) challenging this Agreement or the transactions contemplated hereby and thereby; and (iii) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Targets and/or the Seller shall take all such necessary action.

4.4 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing, each party to this Agreement will give prompt notice in writing to the other party hereto of: (i) any information that indicates that any representation or warranty of such party contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing, (ii) the occurrence of any event which could result in the failure to satisfy a condition specified in
Article 7 or Article 8 hereof, as applicable and (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement. The Seller shall give prompt notice to Buyer of any notice or other communication from any third person asserting any right, title or interest in any of the Seller Shares (including, without limitation, any threat to commence, or notice of the commencement of any action or other proceeding with respect to the Seller Shares) or the occurrence of any other event of which the Seller has knowledge which could result in any failure to consummate the sale of the Seller Shares as contemplated hereby.

                                                                     EXHIBIT 2.1

4.5 TAXES. Between the Date of this Agreement and the Closing Date, the Seller shall cooperate with the Buyer in connection with the filing of all Tax Returns required to be filed by or with respect to each Target. The Seller shall not on behalf of itself or any of the Targets cause or, to the extent it is empowered to do so, permit the Target on or prior to the Closing to make any election or file any amended tax return reflecting any position that would result in an adverse tax consequence to Buyer or any of the Targets, including any that would affect the net operating loss carryover/carry forwards or reserves properly characterized as losses or net operating losses or carryovers/carry forwards as set forth on the Tax Returns filed for the Seller and/or the Targets for FYE 1998. The Seller shall consent, if required, and cooperate with the Buyer in any election it may make in connection with the transfer of the Seller Shares, including, without limitation, an election pursuant to section 338 of the Internal Revenue Code and the regulations promulgated thereunder.

4.6 SELLER/TARGET LOANS. All extensions of credit or other obligations of any Target to the Seller or any Affiliate of the Seller arising prior to June 23, 1999 and outstanding on the date of this Agreement and/or on the Closing Date, including, without limitation, those identified on Schedule 4.6, and all other all funds advanced by the Seller or any Affiliate of the Seller to any Target from June 23, 1999 through, to and including the Closing Date and all due-to/due-from accounts evidencing any obligation of any Target to the Seller from June 23, 1999 through, to and including the date of this Agreement and/or on the Closing Date, all as set forth on Schedule 4.6, shall each constitute paid in capital/capital contribution by the Seller to the applicable Target and all such loans, obligations, due-to and due-from as of the Closing Date shall be null and void.

4.7 SELLER GUARANTEES. Prior to the Closing Date the Seller has guaranteed one or more obligations of one or more of the Targets to third parties, including, without limitation, the Seller's guarantee of equipment lease obligations of one or more Targets. The Seller's guarantee of the obligations of one or more of the Targets to third parties, other than the Seller or any affiliate of the Seller, are collectively referred to herein as the "Seller Guarantees". The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all claims made against the Seller arising out of or in connection with the Seller Guarantees, including, without limitation, all liabilities, damages, costs and expenses related thereto (including without limitation legal fees and expenses). The Seller has not taken and shall take no action to terminate the Seller Guarantees or otherwise affect the enforceability thereof, and shall take no such action prior to the earlier of the following (i) the Maturity Date of the Purchase Note or (ii) the Buyer's default in making any payment due under the Purchase Note by the due date thereof, including all grace periods provided therein.

                                    ARTICLE V
          CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE CLOSING

     The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

5.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of each of the Targets and the Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and (having been deemed to have been made again at and as of the Closing) shall be true and correct in all material respects as of the Closing. Each of the obligations of the Targets and the Seller required by this Agreement to be performed by them at or

                                                                     EXHIBIT 2.1


prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by the Seller and the Chairman or President of the Targets, to the effect that the conditions set forth in the two preceding sentences have been satisfied.

5.2 AUTHORIZATION; CONSENTS: OPINIONS. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Documents, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Targets. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby, if any, shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons, including, any of the Targets' lenders, required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained. Buyer shall have been furnished with the opinion of counsel for the Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

5.3 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect (i) that prevents or delays the Sale or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights of ownership of the Seller Shares. No action, suit or proceeding before any court or any Governmental Entity shall be pending or threatened, and no investigation by any Governmental Entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the Sale or seeking damages in connection therewith which Buyer, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the Sale.

5.4 LEGAL MATTERS/DELIVERY OF DOCUMENTS/RELEASE. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller and the Targets under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller and the Targets in furtherance of the Sale, shall be reasonably satisfactory in form and substance to counsel for Buyer. The following documents shall have been delivered to the Buyer at the Closing in such form as the Buyer and its counsel shall reasonably require or the following actions shall have been taken by the Seller and/or Targets prior thereto: (i) Effective as of the Closing Date, the Seller shall have caused the Targets to take all action necessary to name those Persons designated by Buyer as the officers and directors of the Targets and obtain the resignation of all other Persons who serve as officers and directors of the Targets and (ii) At the Closing against delivery of the Purchase Price, the Seller shall deliver to Buyer the Certificates representing the Seller Shares, duly endorsed for transfer to Buyer, or accompanied by stock powers duly endorsed in blank, with all requisite documentary tax stamps affixed thereto. Seller shall execute and deliver to the Buyer a release, pursuant to the terms of which the Seller shall release the Buyer and its Affiliates and SMC from any claim which the Seller may have against the same, except claims arising out of this Agreement or the purchase of the Seller Shares.

                                                                     EXHIBIT 2.1

                                   ARTICLE VI
                   CONDITIONS TO THE OBLIGATIONS OF THE SELLER
                              TO EFFECT THE CLOSING

     The obligations of the Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Seller as provided herein except as otherwise required by applicable law:

6.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Seller shall have received a certificate, dated the Closing Date and duly executed by the chief financial officer of Buyer to the effect that the conditions set forth in the preceding two sentences have been satisfied.

6.2 AUTHORIZATION; CONSENTS; OPINIONS. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained. Seller shall have been furnished with the opinion of counsel for the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel.

6.3 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect that prevents or delays the Sale. No action, suit or proceeding before any Governmental Entity shall be pending or threatened, and no investigation by any Governmental Entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the Sale or seeking damages in connection therewith which Seller, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the Sale.

6.4 LEGAL MATTERS/DELIVERY OF PURCHASE PRICE. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the Sale, shall be reasonably satisfactory in form and substance to counsel for the Seller. At the Closing, against delivery of the Seller Shares, the Buyer shall deliver the Purchase Price in the form of the Purchase Note.

                                                                     EXHIBIT 2.1

                                    ARTICLE X
                INDEMNIFICATION/SURVIVAL/POST CLOSING OBLIGATIONS

7.1  INDEMNIFICATION BY SELLER.

     7.1.1 Notwithstanding the Closing, the delivery of the Seller Shares or the delivery of the Note Assignment Agreement, the Seller agrees that it will indemnify, defend and hold harmless the Buyer, each of the Targets and their successors and assigns (the "Buyer Indemnified Parties") from and against all claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys' fees and expenses of investigation whether absolute, accrued, conditional or otherwise, and whether or not resulting from Third Party Claims (as defined herein) (collectively, the "Damages"), incurred or sustained by any Buyer Indemnified Party as a result of, in connection with or because of any inaccuracy in, breach or violation of any representation, warranty, covenant or agreement made by the Seller in this Agreement.

     7.1.2 In the event that any Buyer Indemnified Party desires to make a claim against the Seller under Section 7.1.1 in connection with any action, suit, proceeding or demand at any time instituted against, or made upon, the Buyer or any of the Targets by any third party for which the Buyer or any Target may seek indemnification hereunder (a "Third Party Claim"), the Buyer and/or one or more of the Targets shall promptly notify the Seller, of such Third Party Claim and of the Buyer's and/or Targets' claim of indemnification with respect thereto; provided, however, that no reasonable delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any obligation hereunder. The Seller shall have thirty (30) days after receipt of such notice to notify the Buyer if its elects to assume the defense of such Third Party Claim. If the Seller timely elects to assume the defense of such Third Party Claim, the Seller shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided that (a) the Buyer and/or Targets may participate in the defense of such Third Party Claim with its or their own counsel at its or their own expense, (b) the Seller must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard and (c) the Seller may not settle any claim or matter which imposes a material obligation or adverse impact upon the Buyer and/or Targets without the consent of the Buyer, which it may grant or withhold in its sole and complete discretion. If the Seller fails to notify the Buyer within thirty (30) days after receipt of the notice of a Third Party Claim, the Buyer and/or Targets shall be entitled to assume the defense of such Third Party Claim (and the Buyer need not consult with, or obtain the consent of the Seller) and in the Buyer's or the Targets' sole discretion prosecute, litigate, settle and perform such other actions as the Buyer and/or Targets may deem necessary in order fully to protect the Buyer's and/or Targets' interests, and the Seller will remain responsible for indemnification of the Buyer and the Targets to the full extent provided in this Article X.

                                                                    EXHIBIT 2.1


7.2  BUYER INDEMNIFICATION.

     7.2.1 Notwithstanding the Closing or the delivery of the Purchase Price, the Buyer agrees that it will indemnify, defend and hold harmless the Seller and its respective successors and assigns (the "Seller Indemnified Parties") from and against all claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys' fees and expenses of investigation whether absolute, accrued, conditional or otherwise, and whether or not resulting from Third Party Claims (collectively, the "Damages"), incurred or sustained by any Seller Indemnified Party as a result of, in connection with or because of any inaccuracy in, breach or violation of any representation, warranty, covenant or agreement made by the Buyer in this Agreement.

     7.2.2 In the event that the Seller desires to make a claim against the Buyer under Section 7.2.1 in connection with any action, suit, proceeding or demand at any time instituted against, or made upon, the Seller by any third party for which the Seller may seek indemnification hereunder (a "Third Party Claim"), the Seller shall promptly notify the Buyer of such Third Party Claim and of the Seller's claim of indemnification with respect thereto; provided, however, that no reasonable delay on the part of the Seller in notifying the Buyer shall relieve the Buyer from any obligation hereunder. The Buyer shall have thirty (30) days after receipt of such notice to notify the Seller if it has elected to assume the defense of such Third Party Claim. If the Buyer timely elects to assume the defense of such Third Party Claim, the Buyer shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided that (a) the Seller may participate in the defense of such Third Party Claim with its or their own counsel at its or their own expense, (b) the Buyer must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard and (c) the Buyer may not settle any claim or matter which imposes a material obligation or adverse impact upon the Seller without the consent of the Seller, which it may grant or withhold in its sole and complete discretion. If the Buyer fails to notify the Seller within thirty (30) days after receipt of the notice of a Third Party Claim, the Seller shall be entitled to assume the defense of such Third Party Claim (and the Seller need not consult with, or obtain the consent of the Buyer) and in the Seller's sole discretion prosecute, litigate, settle and perform such other actions as the Seller may deem necessary in order fully to protect the Seller's interests, and the Buyer will remain responsible for indemnification of the Seller to the full extent provided in this Article X.

7.3  LIMITATION ON INDEMNIFICATION.

     Notwithstanding anything contained herein to the contrary, the indemnification in favor of the Buyer contained in Section 7.1 and the indemnification in favor of the Seller contained in Section 7.2 shall not be effective until the aggregate dollar amount of all Damages for which indemnification is therein permitted under the applicable section exceeds One Hundred Thousand Dollars ($100,000; the "Threshold Amount"), and then only the extent such aggregate amount exceeds the Threshold Amount. All Damages shall be reduced by the amount of (i) any tax savings resulting from the indemnified matter to which such costs relate which are actually realized by the Indemnified Party and (ii) any insurance proceeds actually received by the Indemnified Party in respect of the indemnified matter to which such costs relate. In no event shall the liability of the Seller hereunder exceed the total of all payments due from the Buyer to the Seller under the Purchase Note; provided, however, that the Seller shall only be required to remit any cash payment to the Buyer in an amount equal to the total of all cash payments received by the Seller from the Buyer through the date of such payment. The balance of any such Seller indemnification obligation shall be paid through forgiveness/cancellation of so much of the then outstanding principal balance due under the Purchase Note as is needed to satisfy the remainder of that

                                                                     EXHIBIT 2.1



indemnification obligation. Without limiting the foregoing, in no event shall the Seller have any liability to the Buyer arising out of or in connection with any claim, offset, defense or other basis asserted by the Obligor for non payment of the Note or release from any liability thereunder.

7.4 ESCROWED PAYMENTS. In the event Buyer or any Buyer Indemnification Party shall have any claim for indemnification or breach hereunder (an "Indemnification Claim"), then Buyer shall be entitled to notify the Seller of such an Indemnification Claim and remit any and all payments due under the Purchase Note thereafter to the Escrow Agent to be disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. Such right of payment in escrow shall not constitute Buyer's sole remedy hereunder. If the Buyer shall have exercised its rights under this section 7.4 but shall fail to make any payment due under the Purchase Note to the Escrow Agent by the due date thereof, including all applicable grace periods, the Buyer shall be deemed to have waived its right to assert an Indemnification Claim, hereunder; provided, however, that nothing contained herein shall or shall be deemed to affect the right of the Buyer to assert any Indemnification Claim arising out of or with respect to Seller's breach of the representations, warranties and/or covenants contained in sections 2.11., 2.14 and/or 2.15, Seller's ownership of the Seller Shares and/or the Note and Sellers ability to transfer/assign and transfer/assignment of all rights, title and interest in the Seller Shares and/or Note to Buyer, free and clear of lien.

7.5  INTENTIONALLY OMITTED

7.6 SURVIVAL. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder shall survive the Closing and any claim or cause of action for indemnification under this Article VII for breaches of representations or warranties or failure to perform any covenants set forth in this Agreement or in any schedule, statement or document furnished hereto shall be made so long as any claim may be made in respect of such matters under applicable statutes of limitation. The inclusion of any information on any of the Schedules hereto shall not, in and of itself, be deemed to be an admission or acknowledgment that such information is material or outside of the ordinary course of business for purposes of this Agreement.

7.7 LIMITATION ON REPRESENTATIONS. The Buyer hereby acknowledges that it has extensive knowledge of the operations of the Targets from June 23, 1999 to the date of this Agreement and the Closing Date. Furthermore, Buyer's principals, officers and directors have been extensively involved in the operation of the Targets pursuant to the terms of that certain Management Agreement dated June 23, 1999 between the Seller and others. The current officers and directors of the Seller have served in such position for only a limited period of time and as such they and the other current management of Seller have limited knowledge of the operations of the Targets. As a result of the knowledge and experience of its management, the Buyer has knowledge concerning the Targets that may from time to time exceed the knowledge of the current management of the Seller. Therefore, if, and to the extent, any officer or director of any of the Targets as of the date of this Agreement, including, without limitation, William Hladick, has actual knowledge, as of the Closing, of any event, state of facts or circumstances constituting an alleged breach by the Seller of any representation or warranty contained in Article II, herein, the Seller shall not have liability or responsibility for such alleged breach; provided, however, that any such knowledge shall not affect or impact the Seller's liability or responsibility with respect to a breach of the representations, warranties and covenants set forth in section 2.11 and 2.14. The inclusion of any information on any of the Schedules hereto shall not, in and of itself, be deemed to be an admission or acknowledgment that such information is material or outside of the ordinary course of business for purposes of this Agreement. Attached hereto as
Schedule 7.7 is a copy of a summons and

                                                                     EXHIBIT 2.1


complaint filed by Liberty Mutual Insurance Company v. P.W. Stephens Services, Inc. a Corp. (such summons and complaint as the same may be amended from time to time is referred to herein as the "Liberty Complaint"). The parties do hereby acknowledge (i) the presence of this litigation and the filing of the Liberty Complaint, (ii) that the Liberty Complaint asserts one or more causes of action against P.W. Stephens Services, Inc. (nothing contained herein shall be deemed to constitute an acknowledgement of any liability on the part of P.W. Stephens Services, Inc. or any other Target under the Liberty Complaint), (iii) that the presence of the Liberty Complaint shall not constitute a breach of any representation, warranty or covenant made by the Seller hereunder; and (iv) that any liability incurred by any of the Targets in connection with or arising out of the Liberty Complaint shall not be the responsibility of Seller. Seller does hereby assign to Buyer any and all claims and causes of action it may have against any third party for indemnification in connection with any liability imposed on any Target or Buyer in connection with, arising out of or associated with any cause of action in the Liberty Complaint, including, without limitation, any claim the Seller may have against Kenneth G. Vonderahe or any affiliate thereof, in connection with its acquisition of the shares of stock of P.W. Stephens, Inc. or otherwise. Seller shall cooperate with the Buyer and or any Target in the commencement and prosecution of any such claim for indemnification, including, without limitation, the commencement of any action against any third party in its own name (at the cost and expense of the Buyer) and the remittance of any proceeds therefrom to the Buyer. Provided, however, that in the event Seller is named as a defendant in the Liberty Complaint, the afore mentioned assignment shall be null and void with respect to claims and causes of action for indemnification brought by or on behalf of Seller, but the Seller shall remit over to the Buyer the amount collected by the Seller in connection with any such indemnification/contribution or like action in excess of the amount of any judgment taken against the Seller in connection with the Liberty Complaint plus the cost and expenses incurred by Seller in connection with such action.

7.8 BUYER'S POST CLOSING OBLIGATIONS. The Buyer agrees to be bound, after the Closing, by the terms of the Note and the Loan Documents and hereby assumes, as of the Closing, all obligations of the Seller thereunder, including but not limited to loan administration and servicing obligations. The Buyer shall, immediately after the Closing, give notice of this Agreement to all Obligors, by certified United States Mail at (a) the most recent notice address of each of the Obligors provided in the Loan Documents, or (b) in the absence of a specified address in the Loan Documents for any Obligor, such Obligor's current or last known address of record. Buyer shall use best efforts to consummate a Refinancing, as such capitalized term is defined in the Purchase Note.

7.8 SELLER'S OPTION FOR LIQUIDATED DAMAGES. If the Buyer shall fail to make the first $100,000 principal payment plus accumulated interest due under section 2(B)(i) of the Purchase Note by the due date of such payment, inclusive of all grace periods, then the Seller may in its sole, absolute and complete discretion retain the initial $100,000 payment made under section 1.3, hereof in liquidated damages, and exercise all rights it may have at law or in equity as a creditor under the terms of the Purchase Note, the Security Agreement and all other instruments, documents and agreements attached hereto, referenced herein or otherwise delivered in connection with the transactions contemplated hereby.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1 FEES AND EXPENSES/HEADINGS/NOTICES. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this

                                                                     EXHIBIT 2.1


Agreement and the transactions contemplated hereby through the Closing Date shall be paid by the party incurring such fees, costs or expenses. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

         If to the Targets:
         P.W. Stephens Environmental Companies
         1525 South Eighth Street
         St. Louis, Missouri 63104
         Attn: William Hladick


         If to the Buyer:

         Spruce MacIntyre Holding Corp.
         46 Windjammer Court
         Long Beach, California 90803
         Attn: Joel Thomas

         both with a copy to:
         Lemery MacKrell Greisler, LLC
         10 Railroad Place
         Saratoga Springs, New York 12866-3033
         ATTN: Scott Reid, Esq.

         If to the Seller:
         U.S. Industrial Services, Inc.
         40 Skokie Blvd., Ste. 110
         Northbrook, Illinois 60062
         Attn: Frank Fradella, Pres.

         with a copy to:


or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; PROVIDED, HOWEVER, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

8.2 ASSIGNMENT/ENTIRE AGREEMENT/WAIVER AND AMENDMENTS/ COUNTERPARTS/ACCOUNTING TERMS/SCHEDULES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article 7 hereof shall inure to the benefit of the Indemnified Parties referred to therein; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by Seller without the prior written consent

                                                                     EXHIBIT 2.1


of the Buyer. This Agreement (including the Schedules hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings between the parties with respect thereto and all prior drafts of this Agreement, except the Management Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or in the Documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. This Agreement may be executed by facsimile signature(s) or original signature and in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. All accounting terms used herein which are not expressly defined or modified in this Agreement shall have the respective meanings given to them in accordance with GAAP. Disclosure of any matter in any Schedule hereto or in the Financial Statements shall be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Agreement or Schedule to this Agreement.

8.3 SEVERABILITY/TIME IS OF THE ESSENCE/GOVERNING LAW/INTERPRETATION. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Time is of the essence for purposes of this Agreement. This Agreement shall be governed under the laws of the State of Illinois without regard to conflict of law principles. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 29, 2000.

                                                                     EXHIBIT 2.1


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     SPRUCE MACINTYRE HOLDING CORP.


                                     By:
                                        --------------------------------
                                           Its:


                                     U.S. INDUSTRIAL SERVICES, INC.



                                     By:
                                        --------------------------------
                                           Its:

                                     /s/ P.W. Stephens Environmental, Inc.,
                                     /s/ P.W. Stephens Contractors, Inc.,
                                     /s/ P.W. Stephens Services, Inc.,
                                     /s/ P.W. Stephens Northwest, Inc.



                                     BY:
                                        --------------------------------
                                           Its:

                                                                     EXHIBIT 2.1


                                   EXHIBIT "A"

                                   Definitions

"Actual Knowledge" or "Actually Known" means that whenever a statement regarding the existence or absence of facts on the part of the Seller in this Agreement is qualified by a phrase such as "to such Person's actual knowledge" or "actually known by such Person," the parties intend that the information to be attributed to such Person is information that is actually know to the officers and/or directors of the Seller on the date of this Agreement and as of the execution thereof.

"Affiliate" means with respect to any Person any entity that, directly or indirectly, controls or is controlled by that Person, or is under common control with that person. For purposes of this definition (i) "control", as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and (ii) in the case of a specified Person who is a natural person, his/her spouse, his/her issue, his/her parents, his/her estate and any trust entirely for the benefit of his/her spouse and/or issue.

"Assignment" means that certain Assignment of Note dated of even date herewith from Seller to Buyer in the form attached to the Stock Purchase Agreement as
Schedule 1.2.

"Balance Sheet" means the balance sheet of the Targets as reflected in the Seller's filing with the Securities and Exchange Commission for the period including June 23, 1999, in the form attached hereto as Exhibit "C".

"Borrower" means American Temporary Sanitation, Inc., a New York corporation.

"Buyer" means Spruce MacIntyre Holding Corp., its successors and/or assigns.

"Certificates" means the certificates evidencing the Seller Shares.

"Claim" means, without limitation, any claim, demand or legal or regulatory proceeding.

"Closing" means the consummation of the Transactions.

"Closing Date" means the date and time at which the Closing occurs.

"Costs" shall mean all liabilities, losses, costs, damages (not including consequential damages), expenses, claims, attorneys' fees, experts' fees, consultants' fees, and disbursements of any kind or of any nature whatsoever.

"Financial Statements" means the statements of income, changes in any of the Targets' equity, and cash flows with respect to each and every Target as reflected in the Seller's filing with the Securities and Exchange Commission for the period including June 23, 1999, in the form attached hereto as Exhibit "D".

                                                                     EXHIBIT 2.1

"Governmental Authority", "Governmental Body" or "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Knowledge" or "Known" means that whenever a statement regarding the existence or absence of facts is Agreement is qualified by a phrase such as "to such Person's knowledge" or "known by such Person," the parties intend that the information to be attributed to such Person is information that is actually know to (a) a Person in the case of an individual, or (b) in the case of a corporation or other entity, an officer or any employee who devoted attention to matters of such nature during the course of his/her employment.

"Lien" means any lien, encumbrance, security interest, mortgage, pledge, charge, claim, option, right of first refusal or call, or restriction of any kind.

"Loan" means the loan obligations and debt evidenced by the Loan Documents for such Loan.

"Loan Balance" means the "legal" principal balance due under the Note.

"Loan Documents" means each of the documents, instruments and agreements listed on Schedule D-LD all payment and performance obligations evidenced thereby and any and all agreements or instruments with respect to the Note or granting the Seller any security interest, lien, claim or encumbrance in or on any asset or property of any Obligor or third party to secure the Note or any other Loan Document.

"Note" means that certain Promissory Note of American Temporary Sanitation, Inc. in the original principal amount of One Million Two Hundred Thousand Dollars ($1,396,000.00) dated January 4, 1999, a copy of which is attached hereto as Exhibit "A" and incorporated by reference herein.

"Obligor" means the Borrower, any guarantor(s) of a Loan, any endorser(s) of any of the Loan Documents, and any other party whose property, or any part thereof, is collateral.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, association, unincorporated organization, other entity or Governmental Entity.

"Purchase Note" means that promissory note of the Buyer for the benefit of the Seller in the original principal amount of $1,000,000.00 as contemplated by section 1.3, hereof and in the form of Note attached hereto as Exhibit "B".

"Purchase Price" means the consideration payable by the Buyer to the Seller in exchange for the consummation of the Transactions in the amount of $1,000,000.00, payable in accordance with the terms and provisions of this Agreement .

"Sale" means the transfer of the Sellers Shares to the Buyer and the consummation of the transactions contemplated by this Agreement.

"Seller" means U.S. Industrial Services, Inc., a Delaware corporation.

                                                                     EXHIBIT 2.1


"Seller Shares" shall have that meaning ascribed to such term in the recitals set forth in this Agreement constituting all of the issued and outstanding shares of stock of and all ownership interest in the Targets and any and all other rights, title or interest of Seller in and to the Targets.

"Targets" means PWE, PWC, PWN and PWS.

"Transaction" means the Sale and any and all other transactions contemplated by this Agreement or otherwise undertaken in connection herewith.

"Taxes" means (a) any federal, state, local, foreign and other income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, value added, sales, use, excise (including the golden parachute excise tax imposed by section 4999 of the Internal Revenue Code and the green mail excise tax imposed by section 5881 of the Internal Revenue Code), customs duties, transfer, conveyance, registration, stamp, documentation, recording, premium, severance, environmental (including taxes under section 59A of the Internal Revenue Code), real property, personal property, ad valorem, intangibles, rent, occupancy, firearm, ammunition, license, occupation, employment, unemployment insurance, social security, disability, workers' compensation, payroll, withholding, estimated or any other tax, duty governmental fee or other like assessment or charge of any king whatsoever (including all interest and penalties thereon and additions thereto whether disputed or not) imposed by any Governmental Authority and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above.

"Tax Returns" means any returns, reports, declarations, forms, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                                                     EXHIBIT 2.1


                                   EXHIBIT "B"

                                 PROMISSORY NOTE

                                                                     EXHIBIT 2.1

                                      NOTE
ST. LOUIS, MISSOURI                                           SEPTEMBER 29, 2000
$1,550,000.00

     Spruce MacIntyre Holding Corp., with an address of 46 Windjammer Court, Long Beach, California 90803 ("Borrower") acknowledges itself indebted and for value received does hereby promise to pay to U.S. Industrial Services, Inc., a Delaware corporation with an address of 11850 James Road, Houston, Texas 77070 the principal sum of ONE MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS ($1,550,000.00) with interest thereon as set forth below.

SECTION 1. DEFINITION OF TERMS. The following words and terms as used in this Note shall have the following meanings unless the context or use indicates another or different meaning or intent:

     "DEFAULT RATE" means a rate per annum equal to five percent (5%) above the rate of interest applicable to the Note.
     "MATURITY DATE" means June 15, 2001, unless extended upon the occurrence of a Refinancing failure in accordance with the terms and provisions hereof. "PAYMENT DATE" means the dates upon which payments of principal and interest are due and owing under the terms of this Note.
     "PRINCIPAL BALANCE" means the outstanding Principal Balance of this Note from time to time.
     "REFINANCING" means (i) an extension of credit from a third party, other than the Lender or an affiliate of the Borrower, in an amount sufficient to pay the outstanding Principal Balance on June 15, 2001 or (ii) an extension of credit from a third party, other than the Lender or an affiliate of the Borrower, in an amount sufficient to pay the outstanding Principal Balance on June 15, 2001 and all obligations of American Temporary Sanitation, Inc. outstanding on such date.
     "REFINANCING FAILURE" means the inability of the Borrower after its best efforts to consummate a Refinancing by June 15, 2001.

All capitalized terms used in this Note which are not otherwise defined herein shall have that meaning ascribed to such term in that certain Stock Purchase and Note Assignment Agreement dated as of September 29, 2000 by and between the Borrower and the Lender.

SECTION 2. PAYMENTS. (A) Subject to the provisions of Section 4 of this Note, commencing on the date of this Note and continuing thereafter up to and including the Maturity Date, interest (based upon a year of 360 days and calculated on the basis of the actual number of days elapsed in a 365 day period) shall accrue and be payable at a rate per-annum equal to nine and one half percent (9.5%) on the Principal Balance. Without limiting any other provisions hereof, any Principal Balance which remains outstanding after the Maturity Date shall accrue at a rate per annum equal to the Default Rate.

     (B)  The Principal Balance of the Note shall be paid as follows:
         (i) A payment of $100,000 plus all accrued and unpaid interest on the Principal Balance from December 1, 2000 through December 29, 2000 in the combined amount of One Hundred Eleven Thousand Eight Hundred Sixty One and 80/100's Dollars ($111,861.80) shall be due and owing on December 29, 2000;
         (ii) A payment of $450,000 plus all accrued and unpaid interest on the Principal Balance from December 30, 2000 through February 28, 2001 in the combined amount of Four Hundred Seventy Three Thousand Three Hundred Forty and 97/100's Dollars ($473,340.97) shall be due and owing on February 28, 2001; and
         (iii) A payment of $1,000,000.00 plus all accrued and unpaid interest on the Principal Balance from March 1, 2001 through June 15, 2001 in the combined amount of One Million Twenty Eight Thousand Two Hundred Thirty Five and 16/100's Dollars ($1,028,235.16) shall be due and owing on June 15, 2001.

                                                                     EXHIBIT 2.1


     (C) In the event of a Refinancing Failure and provided that the Borrower has made the payments required by sub provisions (B)(i) and (ii) hereof with the time period permitted hereby , the interest rate on the Principal Balance shall be increased to ten percent (10%) per annum and the Principal Balance plus all accrued and unpaid interest on the Principal Balance from March 1, 2001 through June 15, 2001 shall be paid in twelve equal monthly installments of interest and principal commencing on June 15, 2001 and continuing on the fifteenth day of each month thereafter through to and including May 15, 2002.

     (D) In the event that any portion of any payment due hereunder is not made within fifteen (15) days of the date such payment became due, the Borrower shall pay to the Holder on demand a late payment charge equal to five percent (5%) of the portion of any such payment not paid within such fifteen (15) day period.

     (E) Notwithstanding anything to the contrary herein contained, on the Maturity Date, the entire outstanding principal amount hereof and all accumulated, accrued and unpaid interest thereon shall be due and payable. The Borrower does hereby acknowledge that the payments required by section 2(B) of this Note are not sufficient to repay the Principal Balance by the Maturity Date and that on the Maturity Date the then Principal Balance will balloon and be due and payable in full on that date.

     (F) All payments received pursuant to this Note shall, at the option of the Holder, be applied first to the payment of accrued, accumulated and unpaid interest, then in reduction of the Principal Balance hereof and finally to the payment of any late charges due hereunder provided that should an Event of Default have occurred and be continuing, payments received hereunder shall be applied at the discretion of the Holder.

     (G) All payments of interest and principal are to be made for the account of Holder at the address set forth at the commencement of this Note. All payments shall be in lawful money of the United States in immediately available funds.

     (H) The obligations of the Borrower under this Note are secured pursuant to the terms of that certain Security Agreement from the Borrower and Targets to the Seller and that certain Pledge Agreement from the Borrower to the Seller, both dated as of the date hereof.

SECTION 3. PREPAYMENT. The outstanding principal balance may be prepaid from time to time in whole or in part.

SECTION 4. DEFAULT; ACCELERATION. The entire unpaid Principal Balance of this Note, together with all accrued and unpaid interest due hereon, may be declared immediately due and payable, without demand or notice, by the Holder upon (i) failure of the Borrower to make any payment due hereunder within fifteen days following its due date or (ii) if the Borrower has a judgment rendered against it, becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, in any manner takes advantage or attempts to take advantage of any provisions for the relief of debtors under any laws relating to bankruptcy now existing or hereafter enacted by Congress of the United States or the legislature of any state in the United States, or has a petition in bankruptcy filed against it; if an application for receivership of any nature is filed or a receiver is appointed of any property or assets of the undersigned or any party liable herefore; if a notice of tax lien is filed against any property of the Borrower or any party liable herefore. Provided, however, that from and after the date of any such declaration, the outstanding Principal Balance hereof and all accrued and unpaid interest thereon shall be due and payable, interest shall

                                                                     EXHIBIT 2.1


continue to accrue on the unpaid Principal Balance to the date of payment at a rate per annum equal to the Default Rate.

SECTION 5. COVENANT AGAINST USURY. All agreements between the Borrower and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Holder in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of Illinois from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any law of the Financing Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

SECTION 6. WAIVER OF DILIGENCE, PRESENTMENT, DEMAND, ETC. The Borrower hereby waives with respect to this Note: diligence, presentment, demand for payment, filing of claims with a court in the event of bankruptcy of the Borrower or any other person or entity liable in respect to this Note, any right to require a proceeding first against the Borrower or any other such Person; protest, notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever except as specifically set forth in this Note or any of the other Financing Documents.

SECTION 7. WAIVER, CHANGE, MODIFICATION OR DISCHARGE. The provisions of this Note may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

SECTION 8. JURY TRIAL WAIVER. THE BORROWER AND THE HOLDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER FINANCING DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THIS NOTE AND MAKE THE LOAN. THE BORROWER DOES HEREBY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN ILLINOIS.

                                                                     EXHIBIT 2.1


IN WITNESS WHEREOF, the Borrower has executed this instrument as of the day and year first above written.

SPRUCE MACINTYRE HOLDING CORP.


By:
   -------------------------------
Its:

                                                                     EXHIBIT 2.1


                                   EXHIBIT "C"

                                  BALANCE SHEET

                                   EXHIBIT "D"

                               FINANCIAL STATEMENT

                                   EXHIBIT "E"

                               SECURITY AGREEMENT

                                                                     EXHIBIT 2.1

                               SECURITY AGREEMENT
                                (BUSINESS ASSETS)

P.W. STEPHENS ENVIRONMENTAL, INC., P.W. STEPHENS CONTRACTORS, INC., P.W. STEPHENS SERVICES, INC. and P.W. STEPHENS NORTHWEST, INC., each with an address for the receipt of mail at 1525 South Eighth Street, St. Louis, Missouri 63104 and SPRUCE MACINTYRE HOLDING CORP., with an address for the receipt of mail at 46 Windjammer Court, Long Beach, California 90803 and SPRUCE MACINTYRE CORPORATION., with an address for the receipt of mail at 46 Windjammer Court, Long Beach, California 90803 (collectively and individually the "Debtor") agree as follows for the benefit of U.S. INDUSTRIAL SERVICES, INC., 40 Skokie Blvd., Ste. 110, Northbrook, Illinois 60062 (the "Secured Party") as follows:

  1. SECURITY INTEREST.

     (a) Each Debtor hereby grants to Secured Party a security interest (the Security Interest) in its FURNITURE, FIXTURES, EQUIPMENT, MACHINERY, INVENTORY, SUPPLIES, RAW MATERIALS, WORK-IN PROCESS, ACCOUNTS RECEIVABLE, CONTRACT RIGHTS (INCLUDING WITHOUT LIMITATION ALL PATENTS, COPYRIGHTS, LICENSES AND TRADEMARKS), CHOSES IN ACTION, GENERAL INTANGIBLES AND ACCOUNTS AND TOGETHER WITH ALL ACCESSIONS THERETO, SUBSTITUTIONS THEREFOR, ADDITIONS, RENEWALS, OR REPLACEMENTS THEREOF AND ALL PROCEEDS AND PRODUCTS FROM THE SALE, EXCHANGE, COLLECTION, FORECLOSURE OF, LIQUIDATION OR OTHER DISPOSITION OF ANY OF THE FOREGOING.

  2. INDEBTEDNESS SECURED. The Security Interest secures payment of that certain indebtedness of SPRUCE MACINTYRE HOLDING CORP. to the Secured Party evidenced by that certain Promissory Note of even date herewith in the original principal amount of $1,550,000.00 (collectively the "Indebtedness").

  3. REPRESENTATIONS AND WARRANTIES OF DEBTOR. Each Debtor represents and warrants and, so long as any Indebtedness remains unpaid, shall be deemed continuously to represent and warrant that: (a) Debtor is authorized to enter into this Security Agreement and (b) the Collateral is used or bought for use primarily for the purpose marked below:
     [X] Business operations and the Debtor's business is carried on in the State of Missouri and/or Washington, except Spruce MacIntyre Holding Corp. whose business is carried on in California and Nevada and Spruce MacIntyre Corporation whose business is carried on in Nevada, California, Missouri and New York.
     [ ] Personal, family or household purposes and the address specified above is Debtor's residence.

Attached hereto as Exhibit "A" is a financial statement/balance sheet and a list of the equipment owned by Spruce MacIntyre Corporation ("SMC"). SMC does hereby represent and warrant unto the Secured Party as follows: (i) that on or before the tenth day following the execution and delivery hereof, SMC shall deliver to the Secured Party financial statements/balance sheet which fairly present the financial position of SMC and the results of operations of SMC for the period indicated thereon and all liabilities or obligations of SMC as of such date, either accrued, absolute, contingent or otherwise, are set forth on the attached and (ii) the attached list of equipment is a fair and accurate listing of the equipment owned by SMC as of the date thereof, subject to liens to secure the indebtedness set forth on the financial statements/balance sheet.

4. COVENANTS OF EACH DEBTOR. So long as any Indebtedness remains unpaid, each
Debtor: (a) will defend the Collateral against the claims and demands of all other entities having a security interest

                                                                     EXHIBIT 2.1


initially perfected after the date hereof; (b) will keep the Collateral in good condition and repair; and will not use the Collateral in violation of any provisions of this Security Agreement, of any applicable statute, regulation or ordinance or of any policy insuring the Collateral; and (c) will pay all taxes, assessments and other charges of every nature which may be levied or assessed against the Collateral; will insure the Collateral against risks, and in coverage, form and amount, satisfactory to Secured Party. Nothing contained herein shall restrict any Debtor's right to (i) sell or otherwise use inventory in the ordinary course of such Debtor's business, (ii) collect accounts receivable and use the proceeds thereof, (iii) sell any item of Collateral as long as (a) such item is replaced with an item of equal or greater value, (b) such item is reasonably determined by such Debtor to be excess property or (c) the net proceeds from the sale of that item are used for the payment of any sums due with respect to the Indebtedness and/or (iv) enter into any real or capital lease for any asset. Secured Party will execute all releases necessary to evidence the release of its security interest in any Collateral pursuant to this paragraph 4. No Seller may create, assume or suffer to exist any pledge, lien, security interest, or other encumbrance on the Collateral to secure any obligation not outstanding on the date of this Security Agreement, including, without limitation those existing liens and encumbrances identified on schedule
3.5 to that certain Stock Purchase Agreement to which a copy of the form of this Security Agreement is attached as Exhibit E, without the express written consent of the Secured Party; provided, however, that any Debtor may create, assume or suffer to exist a pledge, lien, security interest or other encumbrance on the Collateral (1) created in connection with purchase money indebtedness related to the acquisition of personal or real property, (2) if the net proceeds from any extensions of credit so secured are used solely for the payment of any sums due with respect to the Indebtedness, (3) to increase the borrowings under any working capital line of credit or renewal of any working capital line of credit, provided, that the total amount outstanding under any such working capital line of credit does not exceed $400,000 and/or (4) encumbrances for real property taxes not yet due and payable.

  5. DEFAULT.
     (a) Any of the following events or conditions shall constitute an event of default hereunder: (i) nonpayment when due, inclusive of any cure periods, whether by acceleration or otherwise, of principal of or interest on any Indebtedness or default by any Debtor in the performance of any obligation, term or condition of this Security Agreement (ii) the filing by or against any Debtor of a petition for adjudication as a bankrupt; the filing by or against any Debtor of a petition for reorganization under Chapter 11 of the Bankruptcy Code or any similar statute; or the filing by any Debtor of a petition for an arrangement or reorganization under Chapter 7, 12, 13 or an other provision or chapter of the Bankruptcy Code or any similar statute; and (iii) the making of any general assignment by any Debtor for the benefit of creditors; the appointment of a receiver or trustee for any Debtor or for any of any Debtor's assets; or the institution by or against any Debtor of any other type of insolvency proceeding (under the Bankruptcy Act or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of any Debtor.
     (b) Secured party, at its sole election, may declare all or any part of any Indebtedness not payable on demand to be immediately due and payable without demand or notice of any kind upon the happening of any event of default.
     (c) Upon the happening of any event of default, Secured Party's rights and remedies with respect to the Collateral shall be those of a Secured Party under the Uniform Commercial Code and under any other applicable law, as the same may from time to time be in effect, in addition to those rights granted herein and in any other agreement now or hereafter in effect between Any Debtor and Secured Party.
     (d) Without in any way requiring notice to be given in the following manner, each Debtor agrees that any notice by Secured Party of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to such Debtor if such notice is mailed by certified mail, postage prepaid, at least fifteen (15) days

                                                                     EXHIBIT 2.1


prior to such action, to Such Debtor's address specified above or to any other address which Such Debtor has specified in writing to Secured Party as the address to which notices hereunder shall be given to Such Debtor.

  6. MISCELLANEOUS.
     (a) Upon Each Debtor's failure to perform any of its duties hereunder, Secured Party may, but shall not be obligated to, perform any or all such duties, and such Debtor shall pay an amount equal to the expense thereof to Secured Party forthwith upon written demand by Secured party.
     (b) No delay or omission by Secured Party in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Secured Party may remedy any default by any Debtor hereunder or with respect to any Indebtedness in any reasonable manner without waiving the default remedied and with out waiving any other prior or subsequent default by Such Debtor. All rights and remedies of Secured party hereunder are Cumulative.
     (c) Secured party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any and all steps to preserve rights against any and all prior parties to any Instrument or Chattel Paper in Secured Party's possession as Proceeds in connection with this Security Agreement.
     (d) The rights and benefits of Secured Party hereunder shall, if Secured Party so agrees, inure to any party acquiring any interest in the Indebtedness or any part thereof.
     (e) Secured Party and Debtor as used herein shall include the heirs, executors and administrators, or successors or assigns, of those parties.
     (f) If more than one Debtor executes this Security Agreement, the term "Debtor" shall include each as well as all of them and their obligations, warranties and representations hereunder shall be joint and several.
     (g) No modification, rescission, waiver, release or amendment of any provision of this Security Agreement shall be made except by a written agreement subscribed by each Debtor and by a duly authorized officer of Secured Party.
     (h) This Security Agreement and the transaction evidenced hereby shall be construed under the laws of the State of Illinois, as the same may from time to time be in effect, including, without limitation, the Uniform Commercial Code. EACH DEBTOR DOES HEREBY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN ILLINOIS.
     (k) This Security Agreement is and is intended to be a continuing Security Agreement and shall remain in full force and effect until all of the Indebtedness contracted for or created before the receipt of such notice by Secured Party, and any extension or renewals thereof (whether made before or after receipt of such notice) together with interest accruing thereon after such notice, shall be paid in full.

                                                                     EXHIBIT 2.1



DEBTOR:

P.W. STEPHENS ENVIRONMENTAL, INC.
P.W. STEPHENS CONTRACTORS, INC.
P.W. STEPHENS SERVICES, INC.
P.W. STEPHENS NORTHWEST, INC.



By:
   -------------------------------------------------
William Hladick, President

SPRUCE MACINTYRE HOLDING CORP.



BY:
   -------------------------------------------------
Its:

SPRUCE MACINTYRE CORPORATION



BY:
   -------------------------------------------------
Its:

                                                                     EXHIBIT 2.1

                                   EXHIBIT "F"

                                PLEDGE AGREEMENT

                                                                     EXHIBIT 2.1


                                   EXHIBIT "G"

                                PLEDGE AGREEMENT

Pledgor and Borrower: SPRUCE MACINTYRE HOLDING, CORP., a Nevada corporation having an address for the receipt of mail at 46 Windjammer Court, Long Beach, California 90803. Lender: U.S. INDUSTRIAL SERVICES, INC., a Delaware Corporation with a principal office at 11850 Jones Road, Houston 77070.

THIS PLEDGE AND SECURITY AGREEMENT (the "Pledge") is granted to the Lender by the Pledgor named above in consideration of and as further security for payment of the Obligations, and for other valuable consideration, the receipt of which is acknowledged. Pledgor agrees with the Lender as follows:

      1. DEFINITIONS; Capitalized terms not defined below have the meanings assigned in the Uniform Commercial Code as in effect in the State of Illinois from time to time.

            a. "Collateral" means the Securities described on Schedule A (the "Securities").

            b. An "Event of Default" will be occurred if (i) Pledgor defaults in the payment when due of any of the Obligations, after all cure periods therefore or (ii) P.W. Stephens, Inc., a California corporation, defaults under the terms of that negative pledge agreement from that corporation to Lender of even date herewith, a Pledgor falls to cure that default within fifteen days of notification thereof.

            c. "Obligations" means the indebtedness of Pledgor to Lender evidenced by that certain promissory note of even date herewith in the original principal amount of $1,550,000.

            d. "Pledgor" means each of the persons identified above as Pledgor and owner of the Collateral, in any capacity, and the legal representative, successor or assign of any of them.

      2. SECURITY INTEREST. Pledgor grants a security interest in, and assigns, pledges and hypothecates the Collateral to the Lender, as further security for payment and performance of the Obligations. This Pledge is unconditional and shall continue until payment in full of the Obligations and the Pledgor's satisfaction of its tax payment obligations under section 3.9 of that certain Stock Purchase and Note Assignment Agreement dated of even date herewith by and between the Lender and the Pledgor, among others (the "SPA").

      3. REPRESENTATIONS, WARRANTIES AND CONVENANTS OF PLEDGOR. Pledgor represents and warrants to and agrees with the Lender that now and until this Pledge is terminated: a. Pledgor is sole owner of the Collateral (registered, if applicable) and has full right and capacity to pledge and assign it to the Lender. There are no other pledges of, security interests in or other liens or encumbrances upon any portion of the Collateral. b. No Restricted Stock. Except for transfer restrictions arising under applicable securities law, there are no transfer restrictions applicable to any of the Collateral unless fully and accurately described in an exhibit to this Pledge. Each instrument, certificate or other document evidencing any of the Collateral is genuine, is in all respects what is purports to be and is enforceable in accordance with its terms.
c. Defense of Collateral. Pledgor shall defend the Collateral against any demand, claim, counterclaim, set off and defense asserted by any person other than the Lender. Notwithstanding the foregoing, any such representations and warranty shall be limited to the extent of any claim for which the Pledgor shall have a right of indemnification against the Lender pursuant to the SPA.

      4. DEFAULT. a. Until an Event of Default has occurred, Pledgor shall be entitled to receive and retain or reinvest all dividends, interest and other earnings with respect to the Collateral. Until a transfer of the Pledged Securities upon the occurrence of an event of default, pursuant to the terms hereof, the Pledgor shall be entitled to vote and exercise all other ownership interest and rights with respect to the Pledged Securities. After an Event of Default, the Lender may collect, retain and apply to the Obligations the dividends, interest, profits, increases or other earnings of the Collateral. b. Registered Pledge. The Lender has the right to have Pledgor's pledge registered on the books of the issuer of each eligible Security/Collateral at Pledgor's expense. c. Direct Payment. At any time and from time to time after the occurrence or existence of any Event of Default (i) The Lender may transfer and realize upon its interest in all or any portion of the Collateral by public sale on fifteen days notice to the Pledgor in accordance with the notice provisions of the SPA. (ii) The Lender shall set off against the Obligations any amount owing by the Lender or any of its affiliates in any capacity to any Pledgor in any capacity. (iii) Proceeds of the Collateral shall be applied to the Lender's costs of collection and then to the Obligations, first to interest and then to principal. No course of dealing or other conduct, no oral agreement or representation made by the Lender, or usage of trade, shall operate as a waiver of any right or remedy of the Lender. No waiver of any right or remedy of the Lender shall be effective unless made specifically in writing by the Lender.

     7. STANDARD OF CARE. The Lender shall have only such duties of custody and due care of the Collateral as provided by the UCC. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any portion of the Collateral which is in its possession and control if the Lender affords the Collateral treatment substantially equal to the treatment that the Lender accords its own assets of a similar nature; provided, however, that the Lender shall have no duty to sell or convert Collateral whose market value is declining. Pledgor does hereby acknowledge that the Pledged Securities shall be delivered to an escrow agent pursuant to the terms of an Escrow Agreement between the Pledgor and Pledgee, among others, dated of even date herewith.

     8. COSTS AND EXPENSES. Pledgor shall pay to the Lender on demand all costs and expenses (including but not limited to reasonable attorney's fees and reasonable disbursements) incurred by the Lender in searching public records or issuers records registering, transferring or taking any other action to perfect the Lender's interest in the Collateral, including without limitation fees for custody or safekeeping of instruments, securing copies of financing statements, performing any obligation of Pledgor pursuant to this Pledge, or exercising any of the Lender's rights or remedies in realizing on the Collateral or in custody, preservation, defense, or release of the Collateral (collectively, "Costs").

     9.  MISCELLANEOUS.

            a. Governing Law. No change in this Pledge shall be effective unless made in a writing duly executed by the Lender. This Pledge shall be governed by the laws of the State of Illinois, without regard to its principles of conflict of laws. PLEDGOR DOES HEREBY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN ILLINOIS IN CONNECTION WITH THE RESOLUTION OF ANY CONTROVERSY ARISING UNDER THIS AGREEMENT. This Pledge is a binding obligation enforceable against Pledgor and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. Each provision of this Pledge shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If a court deems any provision invalid, the remainder of this Pledge shall remain in effect Section headings are for convenience only. Neuter pronouns shall be construed as masculine or feminine, and singular form as plural, as appropriate.

            b. Pledgor's Waivers. Pledgor waives without notice each demand, presentment, protest and other act or thing upon which any of Pledgor's obligations or the Lender's rights or remedies pursuant to this Pledge would or might be conditioned. In addition, this Pledge shall not be modified or terminated as to Pledgor by any renewal, refinancing or extension of the time for payment, any change or disposition of security; or acceptance by the Lender of any writing intended by any other person to create an accord and satisfaction, with respect to the Obligations secured by the Pledge.

            c. TIN CERTIFICATION. Under penalties of perjury, Pledgor certifies: (1) the taxpayer number set forth below is Pledgor's correct employer identification number.

Dated:   September 29, 2000

TIN#

SPRUCE MACINTYRE HOLDING, CORP.


BY:
     ------------------------------------------------
Its:

                      SCHEDULE "A" TO PLEDGE OF SECURITIES

                                   COLLATERAL

                                                                Common
Corporation                Certificate Number                   Shares

PWE                                 2                             200
PWS                                 2                             200
PWN                                 2                             200
PWC                                 2                             200

                                                                     EXHIBIT 2.1


                                LIMITED GUARANTEE

     THIS GUARANTY is made as of September 29, 2000 (the "Guaranty") from American Temporary Sanitation, Inc., a New York corporation having an address for the receipt of mail at _____ (the "Guarantor") to U.S. Industrial Services, Inc., a Delaware corporation with an address of 40 Skokie Blvd., Ste. 110, Northbrook, Illinois 60062 (the "Lender").

     WHEREAS, SPRUCE MACINTYRE HOLDING CORP. ("Borrower") is indebted to the Lender in the principal amount of One Million and Five Hundred Fifty Thousand and 00/100 Dollars ($1,550,000.00) as evidenced by that certain promissory note dated September 29, 2000 from the Borrower to the Lender (the "Note"); and

     WHEREAS, the Lender has agreed that it will make the loan to the Borrower if the Guarantor guarantees the payment of up to One Million Three Hundred Twenty Three Thousand Three Hundred Forty and 14/100's Dollars of all sums due or to become due under the Note.

     NOW, THEREFORE, in consideration of the premises herein contained, the Guarantor does hereby guarantee to the Lender the full and prompt payment of the
Note including all interest accrued or accumulated thereon when and as the same shall become due whether at the stated maturity thereof, by acceleration or otherwise. The obligations of the Guarantor under this Guaranty shall remain in full force and effect until the Note has been paid in full. The Guarantor hereby waives with respect to the Note and this Guaranty: diligence; presentment; demand for payment; protest; notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever. The Guarantor hereby waives notice from the Lender (A) of the execution of the Note and (B) of acceptance of, or notice and proof of reliance on, the benefits of this Guaranty. This Guaranty shall terminate and the obligations of the Guarantor created hereunder shall be discharged when the Note has been paid in full. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Illinois and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said State. THE GUARANTOR DOES HEREBY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN ILLINOIS. The provisions of this Guaranty are intended to be for the benefit of the Lender. This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, (with the exception of the Note which is not to be deemed superseded), both written and oral, among the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No amendment, change, modification, alteration or termination of this Guaranty shall be made except upon the written consent of the Guarantor and the Lender. The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty or any part hereof. The headings of the several sections of this Guaranty have been prepared for convenience of reference only and shall not control, affect the meaning or be taken as an interpretation of any provision of this Guaranty. The Lender may proceed against the Guarantor under this Guaranty without proceeding first against any other collateral it may have to secure the repayment of the Note. ATS does hereby represent and warrant for the benefit of Lender that ATS owns all of the issued and outstanding shares of stock of P.W. Stephens, Inc., a California corporation.

IN NO EVENT AND UNDER NO CIRCUMSTANCE SHALL THE GUARANTOR'S LIABILITY HEREUNDER OR OTHERWISE FOR THE DEBTS AND OBLIGATIONS OF THE BORROWER UNDER THE NOTE, IF ANY, EXCEED THE SUM OF ONE MILLION THREE HUNDRED THOUSAND DOLLARS
($1,323,340.14). ALL PAYMENTS MADE BY THE GUARANTOR TO

                                                                     EXHIBIT 2.1


THE LENDER SHALL BE CREDITED AGAINST THE OBLIGATIONS OF THE GUARANTOR, IF ANY, UNDER THAT CERTAIN PROMISSORY NOTE OF THE GUARANTOR ORIGINALLY TO LENDER IN THE ORIGINAL PRINCIPAL AMOUNT OF ONE MILLION THREE HUNDRED NINETY SIX THOUSAND DOLLARS ($1,396,000.00) DATED JANUARY 4, 1999 WHICH NOTE AS OF THE DATE HEREOF HAS BEEN ASSIGNED BY THE LENDER TO THE BORROWER.

                                                                     EXHIBIT 2.1


     IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Guaranty and dated this Guaranty the day and year first above written.


AMERICAN TEMPORARY SANITATION, INC.


BY:
   ------------------------
Its:

                                                                     EXHIBIT 2.1

                                   EXHIBIT "H"

                                 GENERAL RELEASE

                                                                     EXHIBIT 2.1




                                 GENERAL RELEASE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN:

     GREETING: KNOW YE, That U.S. INDUSTRIAL SERVICES, INC., on behalf of itself, its administrators, successors, assigns, officers, directors, employees and agents for good and valuable consideration received from Spruce MacIntyre Corporation, Spruce MacIntyre Holding Corp. and American Temporary Sanitation, Inc. the receipt and sufficiency of which is hereby acknowledged, has remised, released, and forever discharged, and by these presents does for itself, its heirs, executors, administrators, successors, assigns, administrators, affiliates, officers, directors, shareholders, employees, successors and agents remise, release and forever discharge the said Spruce MacIntyre Corporation, Spruce MacIntyre Holding Corp. and American Temporary Sanitation, Inc., their assigns, administrators, affiliates, officers, directors, shareholders, employees, successors and agents of and from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extent, executions, claims for personal injuries, property damage and demands whatsoever, in law or in equity, which against the said Spruce MacIntyre Corporation, Spruce MacIntyre Holding Corp. and American Temporary Sanitation, Inc. their assigns, administrators, affiliates, officers, directors, employees, successors and agents the undersigned can, shall or may have from the beginning of the world to the later of (i) the date hereof or (ii) the delivery hereof to Spruce MacIntyre Corporation, or any affiliate thereof. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL OR SHALL BE DEEMED TO CONSTITUTE A RELEASE OF ANY CLAIM WHICH U.S. INDUSTRIAL SERVICES, INC. OR ANY AFFILIATE MAY HAVE AGAINST SPRUCE MACINTYRE HOLDING CORP. OR ANY AFFILIATE ARISING OUT OF OR PURSUANT TO THE TERMS OF THAT CERTAIN STOCK PURCHASE AND NOTE ASSIGNMENT AGREEMENT BY AND BETWEEN THE SAME DATED AS OF SEPTEMBER 29, 2000 OR THE NOTE AS DEFINED THEREIN.

                                                                     EXHIBIT 2.1



     IN WITNESS WHEREOF, U.S. INDUSTRIAL SERVICES, INC. has caused this release to be executed as of the 29th day of September in the year Two Thousand.

U.S. INDUSTRIAL SERVICES, INC.


BY:
   --------------------------------
Name:
Title:

STATE OF         )
                 )ss:
COUNTY OF        )

     On the __ day of ___________ in the year __________ before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.





                                                   -------------------------
                                                         Notary Public

                                                                     EXHIBIT 2.1



                                 GENERAL RELEASE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN:

     GREETING: KNOW YE, That SPRUCE MACINTYRE HOLDING CORP. SPRUCE MACINTYRE CORPORATION AND AMERICAN TEMPORARY SANITATION, INC., on behalf of themselves, their administrators, successors, assigns, affiliates, officers, directors, employees and agents for good and valuable consideration received from U.S. Industrial Services, Inc., the receipt and sufficiency of which is hereby acknowledged, has remised, released, and forever discharged, and by these presents does for itself, its heirs, executors, administrators, successors, assigns, administrators, affiliates, officers, directors, shareholders, employees, successors and agents remise, release and forever discharge the said U.S. Industrial Services, Inc., its assigns, administrators, affiliates, officers, directors, shareholders, employees, successors and agents of and from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extent, executions, claims for personal injuries, property damage and demands whatsoever, in law or in equity, which against the said U.S. Industrial Services, Inc., its assigns, administrators, affiliates, officers, directors, employees, successors and agents the undersigned can, shall or may have from the beginning of the world to the later of (i) the date hereof or (ii) the delivery hereof to U.S. Industrial Services, Inc., or any affiliate thereof. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL OR SHALL BE DEEMED TO CONSTITUTE A RELEASE OF ANY CLAIM WHICH SPRUCE MACINTYRE HOLDING CORP., SPRUCE MACINTYRE CORPORATION OR AMERICAN TEMPORARY SANITATION, INC., OR ANY AFFILIATE MAY HAVE AGAINST U.S. INDUSTRIAL SERVICES, INC. ARISING OUT OF OR PURSUANT TO THE TERMS OF THAT CERTAIN STOCK PURCHASE AND NOTE ASSIGNMENT AGREEMENT BY AND BETWEEN THE SAME DATED AS OF SEPTEMBER 29, 2000.

                                                                     EXHIBIT 2.1

     IN WITNESS WHEREOF, SPRUCE MACINTYRE HOLDING CORP. SPRUCE MACINTYRE CORPORATION AND AMERICAN TEMPORARY SANITATION, INC., have caused this release to be executed as of the 29th day of September in the year Two Thousand.

SPRUCE MACINTYRE HOLDING CORP.              SPRUCE MACINTYRE CORPORATION


BY:                                         BY:
   --------------------------------            --------------------------------
Name:                                       Name:
Title:                                      Title:

AMERICAN TEMPORARY SANITATION, INC.


BY:
   --------------------------------
Name:
Title:

STATE OF      )
              )ss:
COUNTY OF     )

     On the __ day of ___________ in the year __________ before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.




                                                   -------------------------
                                                         Notary Public

                                                                     EXHIBIT 2.1


                                   EXHIBIT "I"

                    Guarantee of Spruce MacIntyre Corporation

                                                                     EXHIBIT 2.1

                                    GUARANTEE

     THIS GUARANTY is made as of September 29, 2000 (the "Guaranty") from Spruce MacIntyre Corporation, a Nevada corporation having an address for the receipt of mail at _____ (the "Guarantor") to U.S. Industrial Services, Inc., a Delaware corporation with an address of 40 Skokie Blvd., Ste. 110, Northbrook, Illinois 60062 (the "Lender").

     WHEREAS, SPRUCE MACINTYRE HOLDING CORP. ("Borrower") is indebted to the Lender in the principal amount of One Million and Five Hundred Fifty Thousand and 00/100 Dollars ($1,550,000.00) as evidenced by that certain promissory note dated September 29, 2000 from the Borrower to the Lender (the "Note"); and

     WHEREAS, the Lender has agreed that it will make the loan to the Borrower if the Guarantor guarantees the payment of all sums due or to become due under the Note.

     NOW, THEREFORE, in consideration of the premises herein contained, the Guarantor does hereby guarantee to the Lender the full and prompt payment of the
Note including all interest accrued or accumulated thereon when and as the same shall become due whether at the stated maturity thereof, by acceleration or otherwise. The obligations of the Guarantor under this Guaranty shall remain in full force and effect until the Note has been paid in full. The Guarantor hereby waives with respect to the Note and this Guaranty: diligence; presentment; demand for payment; protest; notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever. The Guarantor hereby waives notice from the Lender (A) of the execution of the Note and (B) of acceptance of, or notice and proof of reliance on, the benefits of this Guaranty. This Guaranty shall terminate and the obligations of the Guarantor created hereunder shall be discharged when the Note has been paid in full. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Illinois and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said State. THE GUARANTOR DOES HEREBY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN ILLINOIS. The provisions of this Guaranty are intended to be for the benefit of the Lender. This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, (with the exception of the Note which is not to be deemed superseded), both written and oral, among the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No amendment, change, modification, alteration or termination of this Guaranty shall be made except upon the written consent of the Guarantor and the Lender. The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty or any part hereof. The headings of the several sections of this Guaranty have been prepared for convenience of reference only and shall not control, affect the meaning or be taken as an interpretation of any provision of this Guaranty. . The Lender may proceed against the Guarantor under this Guaranty without proceeding first against any other collateral it may have to secure the repayment of the Note.

                                                                     EXHIBIT 2.1


     IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Guaranty and dated this Guaranty the day and year first above written.


SPRUCE MACINTYRE CORPORATION



BY:
   ------------------------

                                                                     EXHIBIT 2.1



                                  SCHEDULE 3.5
                                  Encumbrances


                                  SCHEDULE 4.6

               Obligations of Targets to Seller/Seller Affiliates

                                  SCHEDULE D-LD

                                 Loan Documents


PROMISSORY NOTE dated January 4, 1999 in the original principal amount of $1,396,000.00 given by American Temporary Sanitation, Inc. to U.S. Industrial Services, Inc., a copy of which is attached hereto as Exhibit "A", and incorporated by reference herein.

                                                                     EXHIBIT 2.1


                                  SCHEDULE 1.2

                               Assignment of Note

                                                                     EXHIBIT 2.1


                               ASSIGNMENT OF NOTE

     U.S. Industrial Services, Inc. (the "Seller"), a Delaware corporation having a place of business at 11850 James Road, Houston, Texas 77070 does hereby assign PURSUANT TO THE TERMS, CONDITIONS, REPRESENTATIONS AND WARRANTIES OF THAT CERTAIN STOCK PURCHASE AND NOTE ASSIGNMENT AGREEMENT DATED AS OF SEPTEMBER 29, 2000 unto Spruce MacIntyre Holding Corp., a Nevada corporation with a mailing address of 46 Windjammer Court, Long Beach, California 90803 (the "Buyer") the following instruments and all other Loan Documents as such term is defined in the afore noted Note Purchase and Sale Agreement:

PROMISSORY NOTE dated January 4, 1999 in the original principal amount of $1,396,000.00 given by American Temporary Sanitation, Inc. to U.S. Industrial Services, Inc., a copy of which is attached hereto as Exhibit "A", and incorporated by reference herein.

This Assignment is made in accordance with, and subject to, the terms of that certain Note Purchase and Sale Agreement between the Seller and the Buyer dated as of September 29, 2000.

Executed as an instrument under seal as of September 29, 2000.

                                          U.S. INDUSTRIAL SERVICES, INC.


                                          By:
                                              ------------------------------
                                              Frank Fradella
                                              President

[ACKNOWLEDGMENT]





                                       1